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                                 EXHIBIT 99.1

Cortech press release dated July 13, 1998, announcing the delisting of Cortech Common Stock from the Nasdaq National Market.

[Cortech Letterhead]

CONTACT:  Diarmuid F. Boran              Janice M. Troha
          CHIEF OPERATING OFFICER        SENIOR DIRECTOR, CORPORATE DEVELOPMENT
          Cortech, Inc.                  Cortech, Inc
          (303) 657-7010                 (303) 657-7140


                    CORTECH COMMON STOCK DELISTED BY NASDAQ

DENVER, Colo. -- July 13, 1998 -- Cortech, Inc. (OTCBB: CRTQ) a Denver-based biopharmaceutical company, announced that it has been advised by The Nasdaq Stock Market, Inc. (Nasdaq), in a letter dated July 13, 1998, that Cortech Common Stock was delisted from the Nasdaq National Market as of the close of business on July 13, 1998. Nasdaq's letter to Cortech stated that the delisting resulted from Cortech's non-compliance with Nasdaq's minimum $1.00 per share bid price requirement.

Cortech expects that brokers will continue to make a market in Cortech Common Stock on the OTC Bulletin Board.

Cortech's principal focus has been the discovery and development of novel therapeutics for the treatment of inflammatory disorders. Specifically, Cortech has directed its research and development efforts towards protease inhibitors and bradykinin antagonists. In response to disappointing test results and its loss of collaborative partner support, Cortech has substantially reduced its staffing and has discontinued all internal research and development activities.

All forward looking statements herein involve risks and uncertainties which include, but are not limited to, the making of a market for Cortech Common Stock on the OTC Bulletin Board and other factors discussed in Cortech's filings with the Securities and Exchange Commission (including Cortech's Annual Report on Form 10-K for the year ended December 31, 1997.)

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